UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

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Strategic Hotels & Resorts, Inc.

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December 19, 2013

Mr. Daniel Lewis

Managing Partner

Orange Capital, LLC

1370 Avenue of the Americas

New York, NY 10019

Mr. Lewis,

On behalf of the entire Board of Directors of Strategic Hotels & Resorts, Inc. (“Strategic Hotels” or the “Company”), I am writing to respond to several of your publicly stated positions over the past several weeks and, in particular, your letter dated December 17, 2013 regarding our decision to sell the Four Seasons Punta Mita Resort and the adjacent La Solana land parcel (collectively, “Punta Mita”) to Cascade Investment, L.L.C. (“Cascade”).

Our Board and management team are committed, as we always have been, to evaluating all opportunities to enhance value for all our shareholders. The sale of Punta Mita at a price of $200 million is an excellent example of value creation for our shareholders, as evidenced by:

•	The appreciation of 9.4% in our stock price since the day prior to announcement to yesterday’s close;

•	The positive reception regarding the sale price from the research community; and

•	The feedback we have received from a number of our shareholders regarding both the terms of the sale and our intended use of proceeds.

Our nine-person Board – which includes eight independent directors, many of whom are veterans of the real estate and lodging industries – unanimously approved this transaction. Factors supporting the decision include:

•	Our internal analysis;

•	Our judgment with respect to value, as supported by our industry expertise, third party appraisals and external advisors;

•	The future prospects of Punta Mita;

•	Our assessment of Cascade’s strength as a buyer;

•	The terms of the purchase agreement; and

•	The cost savings we will realize from the sale of Punta Mita related to overhead and foreign taxes, which we believe will exceed $750,000 per year.

Accordingly, the Board concluded that Cascade’s offer represented a compelling valuation. The gross consideration of $200 million for this asset equates to approximately $1.1 million per key, representing ~22.5x the trailing twelve (12) month EBITDA for the property.

We would remind you that the Punta Mita transaction is consistent with our publicly stated strategy to raise proceeds from select asset sales to deleverage our balance sheet. We expect this transaction, combined with our planned sale of the Marriott Grosvenor Square hotel in London, to bring our total leverage down to the target range we have shared with the investment community.

Your insinuation that the Punta Mita transaction somehow involved vote-buying contradicts the facts with respect to the price and terms we achieved after vigorous negotiation. Further, the suggestion itself is unsupportable, irresponsible and reckless.

Finally, we would call your attention to a more accurate and responsible summary of our performance over the past several years:

•	We have achieved total shareholder returns of 48%, 94% and 511% over a 1-year, 3-year and 5-year basis, respectively; and

•	Our returns for these periods are significantly in excess of the returns for each of the peers you have previously identified, as well as the SNL Lodging REIT Index.

Orange Capital is a significant shareholder of Strategic Hotels, and we remain open to your input. We have consistently provided you with access to management and the Board, including myself as lead independent director. We are hopeful that we can engage together in a constructive dialogue going forward. We remain, as always, committed to driving continued growth and value for all Strategic Hotels’ shareholders, including Orange Capital.

Sincerely,

/s/ Sheli Z. Rosenberg
Sheli Z. Rosenberg
Lead Independent Director
Strategic Hotels & Resorts, Inc.

# # #

This letter contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this letter are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the default of the Company or the default of the acquirer, pursuant to the purchase agreement; the failure of closing conditions to be satisfied; the failure to achieve all required regulatory approvals; the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to maintain compliance with covenants contained in the Company’s debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with the Company’s investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes;

contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain the Company’s status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this letter, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Strategic Hotels & Resorts, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2014 Annual Meeting (the “2014 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2013 Annual Meeting of Shareholders (the “2013 Proxy Statement”), filed with the SEC on April 12, 2013. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders are urged to read the 2014 Proxy Statement (including any amendments or supplements thereto) and any other relevant document that the Company will file with the SEC when they become available because they will contain important information.

Shareholders may obtain, free of charge, copies of the 2014 Proxy Statement (when available), the 2013 Proxy Statement, and any other documents filed or to be filed by the Company with the SEC in connection with the 2014 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.strategichotels.com) or by writing to the Company’s Secretary at: 200 West Madison Street, Suite 1700, Chicago, IL 60606.